THIRD AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT
        ---------------------------------------------------------------

          THIS THIRD AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT the "Amendment"), dated as of September 30, 2004 is among ELIZABETH ARDEN, INC., a Delaware Corporation (the "Borrower"), the banks listed on the signature pages hereto (the "Banks"), JPMORGAN CHASE BANK, as the administrative agent (the "Administrative Agent"), and FLEET NATIONAL BANK (the "Collateral Agent").

                                     RECITALS:

          A. The Borrower, the Administrative Agent, the Collateral Agent and the banks party thereto have entered into that certain Second Amended and Restated Credit Agreement dated as of December 24, 2002 (as the same has been modified by that certain First Amendment to Second Amended and Restated Credit Agreement dated February 25, 2004, that certain Second Amendment to Second Amended and Restated Credit Agreement dated June 2, 2004 and as the same may hereafter be amended or otherwise modified from time to time, the "Agreement").

          B. The Borrower and the Guarantors has requested that the Agents and the Banks amend certain provisions of the Agreement and the administrative Agent, the Collateral Agent, and the Banks have agreed to do so on and subject to the terms set forth herein.

          NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows effective as of the date hereof unless otherwise indicated:

                                     ARTICLE I.

                                    Definitions

          Section 1.1. Definitions. Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same meanings as in the Agreement, as amended hereby.

                                     ARTICLE II.

                                     Amendments

          Section 2.1. Amendment to Existing Definitions in Section 1.01. The following definitions contained in Section 1.01 of the Agreement are amended in their respective entireties to read as follows:

          "Acquisition" means: (a) the purchase or acquisition of all or substantially all of the assets of any Person, any division, branch or business of any Person or any product line of any Person; (b) the purchase of a controlling equity interest in any Person; or (c) the merger or consolidation of any Person with any other Person, in each case set forth in clauses (a), (b) or (c), in any single transaction or in any group of related transactions which are part of a common plan.

          "Applicable Margin" means, with respect to either Type of Loan, the applicable margin (expressed in basis points) in the column below for the applicable Type of Loan and opposite the Debt Service Pricing Ratio set forth in the table below that corresponds with the actual Debt Service Pricing Ratio set forth in the most recent Compliance Certificate:

                                                                    Base
    Tier    Debt Service Pricing Ratio            LIBOR Loans    Rate Loans
    -----   -----------------------------------   -----------    ----------
     I      Greater than 3.50:1.00                   150.0           0.0
     II     Less than or equal to 3.50:1.0 but
            greater than 2.75:1.00                   175.0           0.0
     III    Less than or equal to 2.75:1.00 but
            greater than 1.75:1.00                   200.0          25.0
     IV     Less than or equal to 1.75:1.00          225.0          50.0

Each Applicable Margin shall be determined by reference to Tier II for the period from September 30, 2004 until the first business day of the month following the day when the Compliance Certificate required in connection with the quarterly financial statements for the fiscal quarter ended September 30, 2004 is delivered. On such date, each Applicable Margin shall change in accordance with the Debt Service Pricing Ratio set forth therein and the table set forth above. Thereafter, each Applicable Margin shall change effective commencing on the first business day of the month following the date when a quarterly Compliance Certificate required by Section 5.01(c) is delivered, such change to be made in accordance with the Debt Service Pricing Ratio set forth therein and the table set forth above; provided, however, if any Compliance Certificate is not received by the date required by Section 5.01(c), the Applicable Margins shall revert to Tier IV until delivery of the next Compliance Certificate.

          "Change of Control" shall mean the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or their Related Parties, (ii) the adoption of a plan relating to the liquidation or dissolution of the Borrower, (iii) the consummation of any transaction or series of transactions (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of (a) 35% or more of the voting Capital Interests of the Borrower and (b) more of the voting Capital Interests of the Borrower than are, in the aggregate, beneficially owned by the Principals and their Related Parties at the time of such consummation, or (iv) the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring voting Capital Interests of the Borrower shall be deemed to be a transfer of such portion of such voting Capital Interests as corresponds to the portion of the equity of such entity that has been transferred.



          "Commitment Fee Rate" means the commitment fee rate (expressed in basis points) set forth in the column below entitled "Commitment Fee Rate" and opposite the Debt Service Pricing Ratio set forth in the table below that corresponds with the actual Debt Service Pricing Ratio set forth in the most recent Compliance Certificate:

    Tier    Debt Service Pricing Ratio            Commitment Fee Rate
    -----   -----------------------------------   --------------------
     I      Greater than 3.50:1.00                       25.0
     II     Less than or equal to 3.50:1.00 but          30.0
            greater than 2.75:1.00
     III    Less than or equal to 2.75:1.00 but          37.5
            greater than 1.75:1.00
     IV     Less than or equal to 1.75:1.00              37.5

The Commitment Fee shall be determined by reference to Tier II for the period from September 30, 2004 until the first business day of the month following the day when the Compliance Certificate required in connection with the quarterly financial statements for the fiscal quarter ended September 30, 2004 is delivered. On such date, the Commitment Fee shall change in accordance with the Debt Service Pricing Ratio set forth therein and the table set forth above. Thereafter, the Commitment Fee Rate shall change effective commencing on the first business day of the month following the date when a quarterly Compliance Certificate required by Section 5.01(c) is delivered, such change to be made in accordance with the Debt Service Pricing Ratio set forth therein and the table set forth above; provided, however, if any Compliance Certificate is not received by the date required by Section 5.01(c), the Commitment Fee Rate shall revert to Tier IV until delivery of the next Compliance Certificate.

          "Indentures" shall mean collectively, the Indenture dated as of May 13, 1997, between the Borrower and Marine Midland Bank, as trustee relating to the 10 3/8% Senior Notes due 2007, the Indenture dated April 27, 1998, between the Borrower and Marine Midland Bank, as trustee, relating to the 10 3/8% Senior Notes due 2007, the Indenture dated as of January 23, 2001 among the Borrower, certain other parties and HSBC Bank USA as trustee relating to the 11 3/4% Senior Secured Notes due 2011 and the Indenture dated as of January 13, 2004 among the Borrower, the Guarantors and HSBC Bank USA as trustee relating to the 7 3/4% Senior Subordinated Notes due 2014. To the extent that any terms defined in an Indenture are incorporated herein as therein defined, such definitions shall be incorporated herein as set forth in such Indenture on the date hereof, without giving effect to any amendment or other modification thereto unless modified for purposes of such incorporation, with the consent of the Required Banks.

          "Permitted Acquisition" means an Acquisition in which each of the following conditions are satisfied:

                 (i) No Default then exists or would arise from the consummation of such Acquisition.

                 (ii) Such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition will violate applicable law.

                 (iii) The Borrower shall have furnished the Administrative Agent prior notice of such intended Acquisition immediately following approval by its Board of Directors and shall have furnished the Administrative Agent with such information regarding the proposed Acquisition as the Administrative Agent reasonably requested so long as such information is readily available.

                 (iv) Any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or stock acquisition, the Person which is the subject of such Acquisition shall be engaged in, the same general type of business as now conducted by the Borrower or its Subsidiaries.

                 (v) Either (A) the sum of the total consideration paid for all Acquisitions consummated since September 30, 2004 other than the Acquisitions completed under the permissions of the following subclause (B) plus the total consideration proposed to be paid for the Acquisition in question does not exceed $35,000,000 or (B) no earlier than 30 days prior to the anticipated closing of the Acquisition, the Borrower delivers to the Administrative Agent a certificate which demonstrates compliance with the following test and shows in reasonable detail satisfactory to the Administrative Agent the good faith estimate required thereby:

                        (I) if the Acquisition is consummated during the period from and including May 16 to and including November 15, then the sum of the following, as reasonably estimated by the Borrower in good faith, must equal or exceed $25,000,000: (1) the sum of the balances of the Borrower's domestic cash, domestic cash equivalents and Borrowing Base Capacity as of the anticipated closing date; minus (2) the total cash consideration to be paid for the Acquisition in question;

                        (II) if the Acquisition is consummated during the period from and including November 16 to and including May 15, then the sum of the following, as reasonably estimated by the Borrower in good faith, must equal or exceed $40,000,000: (1) the sum of the balances of the Borrower's domestic cash, domestic cash equivalents and Borrowing Base Capacity as of the anticipated closing date; minus (2) the total cash consideration to be paid for the Acquisition in question;

                 (vi) The ratio of pro forma Cash Flow to pro forma Debt Service is more than 1.35 to 1.00, computed in each case: (A) for the Borrower and its Consolidated Subsidiaries on a consolidated basis, (B) in accordance with GAAP; (C) as of the end of the most recently ended fiscal quarter prior to the date of the proposed Acquisition for the four fiscal quarters then ended; (D) as if the Acquisition occurred on the first day of such period; and (E) including in Cash Flow and Debt Service in a manner acceptable to the Administrative Agent, the Cash Flow and Debt Service of the Person to be acquired or attributable to the assets to be acquired, as the case may be; and

                 (vii) No sooner than five days prior to the date of the closing of the proposed Acquisition, the Borrower shall have delivered to the Administrative Agent a certificate which shall certify compliance with the forgoing clauses (i) through (iv) and (vi) and shall show in reasonable detail the calculation required by clause (vi).

          "Primary Licensing Agreement" means the Licensing Agreement between The Elizabeth Taylor Cosmetics Company and Chesebrough Ponds, Inc. dated February 14, 1986, as amended January 26, 1989, March 20, 1990, June 28, 1990, August 3, 1999, October 26, 2000, July 26, 2001 and March 31, 2003.

          "Termination Date" means June 30, 2009.

          Section 2.2. Deletion of Definition. The definition of the term "Consolidated Total Debt/EBITDA Ratio" is deleted from Section 1.01 of the Agreement.

          Section 2.3. Addition of Definitions. The following definitions are added to Section 1.01 of the Agreement in proper alphabetical order. "Capital Interests" means:

                  (i)   in the case of a corporation, corporate stock;

                  (ii) in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

                  (iii) in the case of a partnership, partnership interests (whether general or limited); and

                  (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

                 "Continuing Directors" means, as of any date of determination, any member of the Board of Directors who (i) was a member of such Board of Directors on January 23, 2001 or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

                 "Principals" means William Tatham, E. Scott Beattie, J. W. Nevil Thomas, Fred Berens, and Richard C. W. Mauran.

                 "Related Party" with respect to any Principal means (i) any spouse or immediate family member of such Principal or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Person, referred to in the immediately preceding clause (i).

                 Section 2.4. Amendment to Clause (c) of the Definition of "Borrowing Base". Clause (c) of the definition of "Borrowing Base" contained in Section 1.01 of the Agreement is amended in its entirety to read as follows:

                  (c) Eligible Finished Goods Inventory; Unpackaged. The lesser of:

                       (i) the product of the percentage set forth in either clause (A) or (B) below which is applicable as of the date of determination multiplied by the aggregate amount of all Eligible Finished Goods Inventory and Eligible Arden Finished Goods Inventory, in each case, which have not been packaged for delivery to a customer and valued based on the lower of cost or market value:

                            (A)  In Season.  if the date of determination is
during the period from and including May 16 to and including November 15, seventy-five percent (75%); and

                            (B)  Out of Season.  if the date of determination
is during the period from and including November 16 to and including May 15, sixty-five percent (65%); or

                       (ii) eighty-five percent (85%) of the product of the Appraised Liquidation Percentage multiplied by the gross cost of all finished goods inventory of Borrower which has not been packaged for delivery to a customer; plus

                 Section 2.5. Other Amendment to the Definition of "Borrowing Base". The last sentence of the definition of the term "Borrowing Base" is amended in its entirety and a new sentence is added thereafter, in each case to read as follows:

                 No Accounts or Inventory acquired in a Permitted Acquisition or arising from a business acquired in a Permitted Acquisition shall be included in the Borrowing Base unless and until the Administrative Agent shall be satisfied that the manner of calculating the Borrowing Base as herein set forth is appropriate for the assets and business acquired; provided that for the sole purpose of determining compliance with the test under clause (v) (A) and (B) of the definition of the term "Permitted Acquisition" (and not otherwise), such Accounts and Inventory which satisfy the eligibility requirements hereunder may be included in the Borrowing Base for purposes of the calculation of Average Borrowing Base Capacity under such test. The Administrative Agent shall make the determination of whether Accounts and Inventory acquired in a Permitted Acquisition or arising from a business acquired in a Permitted Acquisition shall be included in the Borrowing Base as promptly as reasonably possible after receiving a request to do so from the Borrower and after receipt of all collateral audits and appraisals conducted with respect to such Accounts and Inventory as reasonably requested by the Administrative Agent considering, among other factors, the materiality of the Acquisition and the relative similarity of the Accounts or Inventory to the Accounts and Inventory already included in the Borrowing Base.

                 Section 2.6. Amendment to Definition of the Term "Eligible Accounts Receivable." The definition of the term "Eligible Accounts Receivable" is amended to delete therefrom in each place they appears the words "Eckerd Drugs, Inc."

                 Section 2.7. Amendment to Section 2.11(b)(ii). Section 2.11(b)(ii) of the Agreement is amended in its entirety to read as follows:

                     (ii) The Borrower shall make a prepayment/repayment of the Loans in the amount of 100% of Net Proceeds from the issuance of equity or debt other than Net Proceeds from any such issuance that are: (A) used for a Permitted Refinancing; or (B) used within two business days of the date of receipt to fund a Permitted Acquisition; and

                 Section 2.8. Amendment to Section 5.01(b) and (c).  Sections
5.01 (b) and (c) of the Agreement are each amended in their respective entireties to read as follows:

                  (b) as soon as available and in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter, the related consolidated statement of stockholders' equity as of such fiscal quarter end and the related consolidated statements of operations and cash flows for the portion of the Borrower's fiscal year ended at the end of such quarter; setting forth in comparative form the figures for the corresponding quarter or the corresponding portion of the Borrower's previous fiscal year (as the case may be), all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the principal financial officer or principal accounting officer of the Borrower;

                  (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the principal financial officer or the principal accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of
Section 5.19 of this Agreement on the date of such financial statements, (ii) setting forth in reasonable detail the calculations required to establish the Debt Service Pricing Ratio in order to determine the Applicable Margin, Applicable Letter of Credit Fee and the Commitment Fee Rate for the upcoming fiscal quarter, (iii) stating whether any Default exists hereunder on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto, (iv) stating whether, since the date of the most recent financial statements previously delivered pursuant to this Section, there has been any material change in the generally accepted accounting principles applied in the preparation of such statements, and, if so, describing such change and (v) stating whether there is any Material Subsidiary that is required to be a Guarantor but currently is not a Guarantor;

                 Section 2.9. Amendment to Section 5.01(e) and (f).  Section
5.01 (e) and (f) of the Agreement are each amended in their respective entireties to read as follows:

                  (e) within thirty (30) days after the end of each month, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such month, the related consolidated statement of stockholders' equity as of the end of such month and the related consolidated statements of operations and cash flows for such month and for the portion of the Borrower's fiscal year ended at the end of such month, setting forth in each case in comparative form the figures for the corresponding month and the corresponding portion of the Borrower's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by one of the principal financial officers of the Borrower;

                  (f) a Borrowing Base Certificate together with an accounts receivable aging report (reflecting all journal entries and adjustments including all customer credits and debits), a report showing all amounts payable by the Borrower to the account debtors whose accounts receivable are included in the Borrowing Base, a collections report, a sales report and lockbox statements all certified by one of the Borrower's principal financial officers: (i) within fifteen (15) days after the end of each month, with the Borrowing Base Certificate and reports being prepared as of the last day of such month, (ii) during the period from and including May 16 to and including November 15, on Tuesday of each week, with the Borrowing Base Certificate and reports being prepared as of the immediately preceding Saturday; provided that between any May 16 and June 16, the Agent may agree that the Borrower is only required to deliver a Borrowing Base Certificate on June 15 prepared as of immediately preceding May 31 if, after the Borrower's request, it determines to do so in its sole discretion (without the consent or agreement of any Bank), and (iii) if a Default exists, within three days after any other date requested by the Administrative Agent with the Borrowing Base Certificate and such reports being prepared as of the date of the request;

                 Section 2.10. Amendment to Section 5.01(g).  Clause (g) of
Section 5.01 of the Agreement is amended in its entirety to read as follows:

                  (g) within fifteen (15) days after the end of each month, a report, in the form acceptable to the Administrative Agent, setting forth in reasonable detail the location and dollar amount of the inventory of the Borrower and the Subsidiaries as of the last day of the month, certified by one of the Borrower's principal financial officers as of the end of such month;

                 Section 2.11. Amendment to Section 5.01(n).  Clause (n) of
Section 5.01 of the Agreement is amended in its entirety to read as follows:

                  (n) within thirty (30) days after the end of each month, the following reports: (i) financial comparison of month to date and year to date performance of the Borrower to prior year results and current year's budget; (ii) a listing of the top ten concentration for accounts receivable and accounts payable; (iii) a listing of the balance of inter-company loans to the Foreign Subsidiaries; (iv) consolidating profit and loss statement (domestic/international); and (v) SBU (i.e., strategic business unit) analysis of sales, EBITDA and gross margin.

                 Section 2.12. Amendment to Section 5.12. Section 5.12 of the Agreement is amended in its entirety to read as follows:

                 Section 5.12 Use of Proceeds and Letters of Credit. Except as otherwise permitted herein, the proceeds of the Loans (including Letters of Credit) will be used for on-going working capital requirements of the Borrower and its Subsidiaries. Letters of Credit will be issued only as
(a) documentary Letters of Credit used only to support obligations of the Borrower or any Subsidiary (other than a Foreign Subsidiary) related to the purchase of Inventory in the ordinary course of business or (b) standby Letters of Credit used to support other obligations of the Borrower or any Subsidiary. None of such proceeds of the Loans will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock.

                 Section 2.13. Amendment to Section 5.14.  Clause (d) of
Section 5.14 of the Agreement is amended in its entirety to read as follows:

                  (d) as long as no Event of Default exists and is continuing, Dividends (in addition to those otherwise permitted by this Section) by the Borrower; provided that the aggregate amount of Dividends paid under the permissions of this clause (d) shall not exceed $5,000,000 for the period from September 30, 2004 through the Termination Date.

                 Section 2.14. Amendment to Section 5.19. Section 5.19 of the Agreement is amended in its entirety to read as follows:

                 Section 5.19 Minimum Quarterly Consolidated Debt Service Coverage Ratio. If Average Borrowing Base Capacity (as defined below) is equal to or less than (i) $25,000,000 as of any fiscal quarter ended during the period from and including May 16 to and including November 15 or (ii) $40,000,000 as of any fiscal quarter ended during the period from and including November 16 to and including May 15, the Borrower will not permit the ratio of Cash Flow to Debt Service to be less than 1.10 to 1.00, computed in each case for the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP as of the end of such fiscal quarter for the preceding twelve months. As used in this Section 5.19, the following terms shall have the following meanings:

                 "Cash Flow" means, for any period, the sum of (i) Consolidated EBITDA minus (ii) Capital Expenditures which were not financed with Indebtedness permitted under clauses (viii), (ix) or (x) of the definition of Permitted Indebtedness; minus (iii) all income and franchise taxes paid in cash.

                 "Debt Service" means, for any period, the sum of (i) Consolidated Net Interest Expense plus (ii) regularly scheduled principal payments made in respect of Indebtedness during such period plus (iii) all cash Dividends paid during such period.

                 "Average Borrowing Base Capacity" means, as of any date of determination, an amount equal to the average of the daily balances of the sum of the Borrower's domestic cash, domestic cash equivalents and Borrowing Base Capacity for the thirty day period ending on the date of calculation.

                 "Borrowing Base Capacity" means, on any date, an amount equal to the Borrowing Base in effect on such date minus the Committed Exposure on such date.

                 Section 2.15. Amendment to Section 5.20. Section 5.20 of the Agreement entitled "Minimum Availability" is deleted.

                 Section 2.16. Amendment to Clause (d) of Section 5.21. Clause (d) of Section 5.21 of the Agreement is amended in its entirety to read as follows:

                  (d) any prepayment, purchase, redemption, or other acquisition of any of the Permitted Indebtedness (each a "Prepayment") from the Net Proceeds of an equity offering; and

                 Section 2.17. Amendment to Clause (e)(ii) of Section 5.21. Clause (e)(ii) of Section 5.21 of the Agreement is amended in its entirety to read as follows:

                  (ii)   if the Prepayment is made:

                  (A) during the period from and including May 16 to and including November 15, then the sum of the following must equal or exceed $25,000,000 as of the date of calculation (which date must not be more than 30 days prior to the date of the Prepayment): (x) the most recent Borrowing Base in effect on the calculation date; minus (y) the Committed Exposure on the calculation date; minus (z) the amount of the Prepayment; or

                  (B) during the period from and including November 16 to and including May 15, then the sum of the following must equal or exceed $40,000,000 as of the date of calculation (which date must not be more than 30 days prior to the date of the Prepayment): (x) the most recent Borrowing Base in effect on the calculation date; minus (y) the Committed Exposure on the calculation date; minus (z) the amount of the Prepayment; and

                 Section 2.18. Amendment to Section 6.01.  Clause (f) of
Section 6.01 of the Agreement is amended in its entirety to read as follows:

                  (f) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Material Debt or any Person acting on such holder's behalf to accelerate the maturity thereof or, under circumstances in the nature of a default, to require the prepayment or repurchase thereof prior to the maturity thereof;

                 Section 2.19. Amendment to Exhibits. Exhibit C [Form of Borrowing Base Certificate] and Exhibit E [Form of Compliance Certificate] of the Agreement are amended in their respective entireties to read as Exhibits C and E attached hereto.

                                  ARTICLE III.

                              Conditions Precedent

                 Section 3.1. Conditions. The effectiveness of Article II of this Amendment is subject to the satisfaction of the following conditions precedent:

                  (a) The Administrative Agent shall have received this Amendment duly executed by the Borrower, the Guarantors and the Banks;

                  (b) The receipt by the Administrative Agent of an arrangement fee on or prior to the effective date of this Amendment pursuant to its separate agreement with the Borrower executed on the date hereof;

                  (c) The receipt by each Bank that executes this Amendment of an upfront fee in an amount equal to 0.10% of the amount of its Commitment in consideration for such Bank entering into this Amendment;


                  (d) The representations and warranties contained herein and in all other Loan Documents, as amended hereby, shall be true and correct in all material respects as of the date hereof as if made on the date hereof, except for such representations and warranties limited by their terms to a specific date;

                  (e) No Default shall exist; and

                  (f) All proceedings taken in connection with the transactions contemplated by this Amendment and all documentation and other legal matters incident thereto shall be satisfactory to Administrative Agent and its legal counsel, Jenkens & Gilchrist, a Professional Corporation.

                                     ARTICLE IV.

                                    Miscellaneous

                 Section 4.1. Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Agreement and except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement, and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. The Borrower, the Agents and the Banks agree that the Agreement as amended hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms. For all matters arising prior to the effective date of this Amendment, the Agreement (as unmodified by this Amendment) shall control.

                 Section 4.2. Representations and Warranties; Release. The Borrower hereby represents and warrants to the Agents and the Banks as follows:

(a) no Default exists and (b) the representations and warranties set forth in the Loan Documents are true and correct on and as of the date hereof with the same effect as though made on and as of such date except with respect to any representations and warranties limited by their terms to a specific date. IN ADDITION, TO INDUCE THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE BANKS TO AGREE TO THE TERMS OF THIS AMENDMENT, THE BORROWER AND EACH GUARANTOR (BY ITS EXECUTION BELOW) REPRESENTS AND WARRANTS THAT AS OF THE DATE OF ITS EXECUTION OF THIS AMENDMENT THERE ARE NO CLAIMS OR OFFSETS AGAINST OR RIGHTS OF RECOUPMENT WITH RESPECT TO OR DEFENSES OR COUNTERCLAIMS TO ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

                 Section 4.3. Survival of Representations and Warranties. All representations and warranties made in this Amendment or any other Loan Document including any Loan Document furnished in connection with this Amendment shall survive the execution and delivery of this Amendment, and no investigation by any Agent or any Bank or any closing shall affect the representations and warranties or the right of the any Agent or any Bank to rely upon them.

                 Section 4.4. Reference to Agreement. Each of the Loan Documents, including the Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Agreement as amended hereby, are hereby amended so that any reference in such Loan Documents to the Agreement shall mean a reference to the Agreement as amended hereby.

                 Section 4.5. Expenses of Administrative Agent. As provided in the Agreement, Borrower agrees to pay on demand all reasonable costs and expenses incurred by the Administrative Agent in connection with the preparation, negotiation, and execution of this Amendment, including without limitation, the reasonable costs and fees of the Administrative Agent's legal counsel provided it sends an invoice to Borrower beforehand and addresses reasonable questions.

                 Section 4.6. Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

                 Section 4.7. Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York and the applicable laws of the United States of America.

                 Section 4.8. Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of the Agents, each Bank, the Borrower, each Guarantor and their respective successors and assigns, except neither Borrower nor any Guarantor may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Banks.

                 Section 4.9. Counterparts. This Amendment may be executed in one or more counterparts and on telecopy counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.

                 Section 4.10. Effect of Waiver. No consent or waiver, express or implied, by any Agent or any Bank to or for any breach of or deviation from any covenant, condition or duty by the Borrower or any Guarantor shall be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.

                 Section 4.11. Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

                 Section 4.12. ENTIRE AGREEMENT. THIS AMENDMENT EMBODIES THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THIS AMENDMENT, AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

Executed as of the date first written above.

                                     ELIZABETH ARDEN, INC., as the Borrower

                                     By: /s/ Marcey Becker
                                     ---------------------------------------
                                     Name:   Marcey Becker
                                     Title:  Sr. Vice President, Finance


                                     JPMORGAN CHASE BANK, individually as a
                                     Bank, an Issuing Bank and as
                                     Administrative Agent

                                     By: /s/ Richard Hawk
                                     ---------------------------------------
                                     Name:   Richard Hawk
                                     Title:  Vice President

                                     FLEET NATIONAL BANK,
                                     as Collateral Agent and a Bank

                                     By: /s/ Christopher S. Allen
                                     ---------------------------------------
                                     Name:   Christopher S. Allen
                                     Title:  Senior Vice President


                                     LASALLE BUSINESS CREDIT, L.L.C.,
                                     successor by merger to LaSalle Business
                                     Credit, Inc.

                                     By: /s/ Karoline A. Maxham
                                     ---------------------------------------
                                     Name:   Karoline A. Moxham
                                     Title:  Vice President


                                     U.S. BANK BUSINESS CREDIT
                                     (f/n/a Firstar Bank N.A.)

                                     By: /s/ Thomas Visconti
                                     ---------------------------------------
                                     Name:   Thomas Visconti
                                     Title:  Vice President


                                     WACHOVIA BANK, NATIONAL ASSOCIATION
                                     (f/n/a First Union National Bank)

                                     By: /s/ Andrew Gale
                                     ---------------------------------------
                                     Name:   Andrew Gale
                                     Title:  Vice President


                                     SIEMENS FINANCIAL SERVICES, INC.

                                     By: /s/ Michael Coiley
                                     ---------------------------------------
                                     Name:   Michael Coiley
                                     Title:  Senior Vice President




                                     CREDIT SUISSE FIRST BOSTON, Cayman
                                     Island Branch

                                     By: /s/ Karl M. Studer
                                     ---------------------------------------
                                     Name:   Karl M. Studer
                                     Title:  Director


                                     THE PROVIDENT BANK

                                     By: /s/ Thomas J. Evans
                                     ---------------------------------------
                                     Name:   Thomas J. Evans
                                     Title:  Credit Officer


                                     GENERAL ELECTRIC CAPITAL
                                     CORPORATION

                                     By: /s/ Robert M. Kadlick
                                     ---------------------------------------
                                     Name:   Robert M. Kadlick
                                     Title:  Duly Authorized Signatory

            CONSENT OF GUARANTORS AND REAFFIRMATION OF LOAN DOCUMENTS
            ---------------------------------------------------------

             Each of the Guarantors consent and agree to this Amendment (including without limitation, the provisions of Section 4.2 hereof) and agree that the Loan Documents to which it is a party shall remain in full force and effect and shall continue to be the legal, valid and binding obligation of such Guarantor enforceable against it in accordance with their respective terms.

                                     FD MANAGEMENT, INC.

                                     By: /s/ Stephen J. Smith
                                     ---------------------------------------
                                     Name:   Stephen J. Smith
                                     Title:  Vice President & Treasurer

                                     DF ENTERPRISES, INC.

                                     By: /s/ Stephen J. Smith
                                     ---------------------------------------
                                     Name:   Stephen J. Smith
                                     Title:  Vice President & Treasurer

                                     ELIZABETH ARDEN INTERNATIONAL HOLDING,
                                     INC., (formerly FFI International,
                                     Inc.)

                                     By: /s/ Marcey Becker
                                     ---------------------------------------
                                     Name:   Marcey Becker
                                     Title:  Vice President & Assistant
                                              Treasurer

                                     RDEN MANAGEMENT, INC.

                                     By: /s/ Marcey Becker
                                     ---------------------------------------
                                     Name:   Marcey Becker
                                     Title:  Vice President & Assistant
                                              Treasurer

                                     ELIZABETH ARDEN (FINANCING), INC.

                                     By: /s/ Marcey Becker
                                     ---------------------------------------
                                     Name:   Marcey Becker
                                     Title:  Vice President & Assistant
                                              Treasurer

                                     ELIZABETH ARDEN TRAVEL RETAIL, INC.

                                     By:  /s/ Marcey Becker
                                     ---------------------------------------
                                     Name:    Marcey Becker
                                     Title:   Vice President & Assistant
                                               Treasurer

                               Index of Exhibits


                                    Exhibits

            C     Form of Borrowing Base Certificate
            E     Form of Compliance Certificate